                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): January 26, 1999
                                                  ----------------


                                 Advanta Corp.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)





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
      Delaware                                0-14120                          23-1462070
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(State or other jurisdiction               (Commission File                  (IRS Employer
 of incorporation)                           Number)                          Identification No.)
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Welsh and McKean Roads, P.O. Box 844, Spring House, PA                   19477
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       (Address of principal executive offices)                       (Zip Code)



Registrant's telephone number, including area code: (215) 657-4000
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

Item 5.                   Other Events

On January 26, 1999 Advanta Corp. (the "Company" or "Advanta") reported net income for the fourth quarter of 1998 of $4.6 million, or $0.16 per share on a diluted basis for its Class A and Class B shares combined. This reflects the Company's previously announced plan to report income for its mortgage business that is essentially equal to that of a portfolio lender. The Company also reported net income of $35.4 million for the full year excluding the gain from the consumer credit card transaction, the results of the consumer credit card business through February 20, 1998 and the restructuring and other similar charges reported in the first quarter. Additionally, Advanta closed the year in a strong cash position with approximately $441 million of unrestricted cash and equivalents at the parent and approximately $761 million in unrestricted cash and equivalents at its two banks, after paying down approximately $263 million in long term debt at the parent this year. The Company had a strong capital position with equity, including capital securities, of approximately $660 million.

Reported results for the fourth quarter included nonrecurring revenues of approximately $11 million from the sale of the Company's investment in affordable housing partnerships and approximately $6 million from a tax settlement. These revenues were more than offset by increases in the allowance for loan losses and other reserves to strengthen the balance sheet.

Consolidated results for the year, after including the gain from the first quarter consumer credit card business transaction, the results of operations of that business for the period leading up to the transaction and the restructuring and other similar charges taken in the first quarter, were $447.9 million or $15.71 per share on a diluted basis for the Company's Class A and Class B shares combined.

OPERATIONS
----------

Total managed receivables for the Company's businesses at year end were $9.8 billion, an increase of 10.1% from $8.9 billion at September 30, 1998 and an increase of 48.0% from $6.6 billion at the end of last year.

For the full year, loan originations at Advanta Mortgage totaled $5.3 billion compared to $3.7 billion in 1997. Consistent with its strategy, in 1998 Advanta Mortgage significantly grew loan production from its direct to consumer channels. Total loan production from the direct to consumer channels this year of $1.7 billion was 91.4% higher than in 1997. In the fourth quarter, loan originations for the direct to consumer channels of $507 million were 4.9% higher than originations of $483 million from these channels last quarter and 102.2% higher than the fourth quarter of last year. Loan originations from the indirect businesses were $854 million this quarter compared to $1.09 billion in the third quarter.

The Company closed the year servicing an $8.3 billion portfolio for third parties compared to $7.6 billion at the end of the last quarter and $9.2 billion at the end of last year.

The Company's business credit card operations originated $399 million in receivables this quarter, up 14.1% from the last quarter, and closed the year with a managed portfolio of business credit card loans of $815 million, up 22.9% from $663 million at the end of 1997. Advanta Leasing originated $103 million in lease receivables this quarter and closed the year with a managed portfolio of loans and leases of $670 million, an increase of 11.6% over the portfolio of $601 million a year ago.

For the year, operating expenses were 3.68% of average managed receivables. This quarter operating expenses totaled $94.6 million, or 3.96% of average managed receivables, an increase from 3.73% last quarter.

LIQUIDITY
---------

Advanta was highly liquid at December 31, 1998. After paying down approximately $263 million of Medium Term Notes and other parent debt which matured this year, the Company had approximately $441 million in unrestricted cash and equivalents at the parent and $761 million of unrestricted cash and equivalents at its two banks. The Company had financed, with parent and bank funds, loan receivables totaling $972 million that were on the books. At December 31, 1998, the Company had available over $770 million in unused warehouse lines and Commercial Paper conduit facilities. Additionally, the Company has the ability to fund its businesses through its two FDIC insured banks.

SECURITIZATION INCOME
---------------------

Consistent with the Company's guidance in its third quarter earnings announcement, the Company reported income for Advanta Mortgage that is essentially equal to that of a portfolio lender. To accomplish this, Advanta Mortgage substantially offset the amortization of its Retained Interest Only Strip ("IO Strip") and Contractual Mortgage Servicing Rights ("CMSR") by recognizing gains of $32.9 million from the securitization and sale of approximately $1.1 billion of loans this quarter. In addition, the Company recognized gains of $1.1 million from the sale of $42 million in whole loans to third parties this quarter. The increase in the IO Strip and CMSR to $296.5 million this quarter from $267.0 million last quarter resulted from the deferral of losses on hedging activities associated with loan production and transaction expenses. These are items which would also be deferred by a portfolio lender.

Advanta regularly reviews and, where appropriate, adjusts the gain receivable ("IO Strip") assumptions for its experience. This quarter, due to prepayment experience that was consistent with expectations, the Company did not change the prepayment rate assumptions used in valuing its IO Strip and is still using prepayment rates of 29% for fixed rate loans, 37% for intermediate rate loans and 43% for ARMs. This quarter, the assumed loss rate was increased from 95 basis points to 100 basis points.

The Company also recognized securitization income of $3.8 million this quarter from the securitization of $89.1 million of leases and $12.5 million of excess servicing income received from business card loans. For the full year, the Company recognized $11.7 million in securitization income from the securitization of $299.2 million of leases and $35.3 million of excess servicing income received from business card loans.

CREDIT QUALITY
--------------

 The net managed charge-off rate for home equity loans of 0.55% this quarter was approximately the same as last quarter. The combined over 30 day delinquency rate for home equity and auto loans of 7.93% was higher than the 7.16% for the last quarter. The net managed charge-off rate on business credit card loans of 5.46% this quarter was better than the 5.79% last quarter. For the lease portfolio, the net managed charge-off rate was 2.94%, up from 2.29% last quarter. The combined over 30 day delinquency rate for business loans and leases was 6.47% this quarter compared to 5.83% last quarter.

Advanta is a highly focused financial services company with 2,700 employees, over $12 billion in managed assets and approximately $8.3 billion in assets serviced for third parties. Advanta provides consumers and small businesses with innovative products and services including mortgages, equipment leases, business credit cards, insurance and deposit products. The Company also provides a full range of loan purchasing, contract servicing and securitization services to the mortgage industry.

This Current Report on Form 8-K contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The most significant among these risks and uncertainties are: (1) factors that affect consumer debt; (2) competitive pressures; (3) the level of delinquencies and charge-offs; (4) the rate of prepayments; (5) the level of expenses; (6) the timing of the securitizations of the Company's receivables; and (7) the ratings on the debt of the Company and its subsidiaries. Additional risks that may affect the Company's future performance are detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.

Form 8-K                                   Advanta Corp.
January 26, 1999



Item 7.   Financial Statements and Exhibits.
          ---------------------------------

(c)       Exhibits:

          The following exhibits are filed as part of this Report on Form 8-K.

          27      Financial Data Schedule.
          99      Selected Summary Financial Data.

Form 8-K                                   Advanta Corp.
January 26, 1998


                                   SIGNATURES
                                   ----------


                 Pursuant to the requirements of the Securities Exchange Act of l934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                    Advanta Corp.


                                    By:/s/ Elizabeth H. Mai
                                       ---------------------------------------
                                       Elizabeth H. Mai, Senior Vice President,
                                           Secretary and General Counsel




January 26, 1999

Form 8-K                                   Advanta Corp.
January 26, 1999



                                    Index to Exhibits
                                    -----------------


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Exhibit Number Per
Item 60l of
Regulation S-K                    Description of Document
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      27                          Financial Data Schedule.

      99                          Selected Summary Financial Data
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